Exhibit 15.1

To the Stockholders of
Stone Energy Corporation:

We are aware of the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Stone Energy Corporation for the registration of $200,000,000 of 6¾% Senior Subordinated Notes of our reports dated April 30, 2004, August 4, 2004 and November 2, 2004 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

New Orleans, Louisiana
January 28, 2005